EXHIBIT 99.1

CDK Global Board of Directors Increases Quarterly Cash Dividend

HOFFMAN ESTATES, Ill., Nov. 6, 2015 (GLOBE NEWSWIRE) -- CDK Global, Inc. (Nasdaq:CDK) today announced that its Board of Directors has approved a $0.015 increase in the quarterly cash dividend to an annual rate of $0.54 per share.

"We are pleased to announce this quarterly dividend, which reflects the strength of our capital position and our commitment to return capital to our shareholders. The dividend increase is another step in what we believe to be the right strategy for long-term value creation," said Steve Anenen, President and Chief Executive Officer, CDK Global.

The new quarterly dividend rate of $0.135 per share compares with the previous quarterly dividend rate of $0.12 per share. This increased quarterly dividend will be distributed on December 30, 2015 to shareholders of record at December 1, 2015.

About CDK Global

With more than $2 billion in revenues, CDK Global™ is the largest global provider of integrated information technology and digital marketing solutions to the automotive retail industry and adjacencies. CDK Global provides solutions in more than 100 countries around the world, serving more than 27,000 retail locations and most automotive manufacturers. CDK Global's solutions automate and integrate critical workflow processes from pre-sale targeted advertising and marketing campaigns to the sale, financing, insurance, parts supply, repair and maintenance of vehicles, with an increasing focus on utilizing data analytics and predictive intelligence. Visit cdkglobal.com.

CONTACT: Investor Relations Contacts:
         Elena Rosellen
         973.588.2511
         elena.rosellen@cdk.com

         Jennifer Gaumond
         847.485.4424
         jennifer.gaumond@cdk.com

         Media Contact:
         Kyle Donash
         847.485.4335
         kyle.donash@cdk.com

         CDK Global, Inc.